AMENDED AND RESTATED LICENSE AGREEMENT

This Amended and Restated License Agreement (“Agreement”) is entered into this 14 day of July, 2008, by and between Jugular, Inc. (“Licensor”), a California corporation residing at 18685 Main Street, Suite 101, Huntington Beach, California 92648 and Gamma Pharmaceuticals, Inc. (“Licensee”), a Delaware corporation residing at 7477 W. Lake Mead Blvd., Suite 170, Las Vegas, Nevada 89128.

RECITALS

WHEREAS, Licensee formulates, markets, and sells nutritional supplements, nutraceuticals, over-the-counter pharmaceuticals, and personal care products throughout North America and Asia;

WHEREAS, Licensee’s products include high-quality fast dissolving oral strips, oral lozenges, gummy bears, and oral gels (medicated confectionary) and personal care products produced through Licensee’s own facilities and through third parties with whom Gamma has contracts;

WHEREAS, Licensee has well established programs for product development, brand development, brand advertising, retail distribution, and promotion in Asia and North America (many of which are protected with intellectual property registrations);

WHEREAS, Licensee causes to be manufactured product forms, performance characteristics, and preferred product qualities for the consumer;

WHEREAS, Licensee relies on its portfolio of intellectual property for competitive advantage;

WHEREAS, Licensor is an established brand development and management company;

WHEREAS, Licensor desires to expand its product line through working with companies who can develop, manufacture, market and sell products bearing the Licensor Marks;

WHEREAS, on August 5, 2006 Licensor and Licensee entered into the initial Licensor/Licensee Agreement, which Agreement was subsequently amended twice.  The purpose of this Agreement is to clarify ambiguities which were created through the various amendments. This Agreement is intended to supersede and replace the previous Licensor/Licensee Agreement, the Amended License Agreement, and the Second Amendment to License Agreement.

NOW, THEREFORE, the parties hereto have agreed as follows:

1.	Definitions. For the purposes of this Agreement, the following terms are defined as follows:

1.1
“Affiliate” shall mean any entity that controls, is controlled by, or is under common control with that party, where “control” means ownership or control, direct or indirect, of more than 50% of the stock or other equity interest entitled to vote for the election of directors or equivalent governing body.

1.2	“Audible Identifier” shall mean a word, saying, slogan, or tag-line that is used to identify a Licensed Product when spoken out-loud.

1.3
"Calendar Quarter" shall mean any three (3) month period which begins on the first day of either January, April, July or October and ends on the last day of March, June, September or December, respectively.

1.4	"Calendar Year" shall mean the twelve (12) month period from January 1 to December 31, inclusive.

1.5
"Collected Net Sales Value" shall mean the total gross sales of all Licensed Products sold under this Agreement to independent purchasers, less applicable sales and value added taxes, trade discounts, and return credits actually expended as supported by credit memoranda actually issued to the customers or invoices received from the customers.  Credit memoranda issued and invoices received will be accounted for within thirty (30) days, unless advised as in the case with special promotion items and special promotion periods that will be advised from time to time.  For uncollectable accounts due to retail account insolvency, royalties will not be paid.  Penalty deductions will not be applied to the statement of collected net sales value.

1.6	"Dollars" and "$" shall mean United States Dollars.

1.7	"Effective Date" shall mean August 5, 2007.

1.8	"Execution Date" shall mean the later of the dates on which this Agreement has been executed by Licensee and Licensor.

1.9	"Extension Period" shall mean any extension of the Term of this Agreement whose duration is set forth in Section 16.1.

1.10	"First Full Year" shall mean the first full Calendar Year, commencing at the end of the Initial Year.

1.11
“Individual Product Category” shall mean a sub-category of products under a Product Category as set forth in Exhibit A, i.e., the Individual Product Categories for Category II Products include hand sanitizers, lip balm, antiseptic creams/gels, etc.

1.12	"Initial Term" shall mean the period from the Effective Date through August 5, 2021, unless terminated earlier pursuant to Section 16.

1.13	"Initial Year" shall mean that period from the Effective Date until the end of the Calendar Year in which the Effective Date falls.

1.14
"Know-How" shall mean all technology, formulas, trade secrets, proprietary methods, technical data, materials and other information owned, invented, developed or acquired by Licensee that relate to the manufacture, marketing, and/or sale of the Licensed Products.

1.15	“Licensed Products” shall include, without limitation, those products listed in Exhibit A.

1.16	“Licensee Marks” shall mean all Trademarks owned by Licensee, including without limitation Gamma and Gamma Pharmaceuticals.

1.17	“Licensee Developed Trade Dress” shall mean any Trade Dress that Licensee creates or develops for use with the Licensed Products, exclusive of Licensor Marks.

1.18	"Licensor Domain Names" shall mean any Internet domain name incorporating the Licensor Marks.

1.19	“Licensor Marks” shall mean all Trademarks owned by Licensee, including without limitation Jugular, and the U.S. Registration No. 2,888,351 (for Classes 5, 9, and 32) for the mark JUGULAR.

1.20
“Minimum Sales Requirement” shall mean the minimum sales values for each Product Category as defined by Section 9.1(d) for the first four (4) years after the Effective Date and defined by the parties under Sections 8.1 and 8.2 after the first four (4) years after the Effective Date.

1.21	"Product Category" shall mean a Product Category identified in Exhibit A for Licensed Products, i.e., Category I Products or Category II Products.

1.22	“Royalty Rate” shall mean the rate for each Product Category as set forth in Exhibit A.

1.23	"Term" shall mean the Initial Term of this Agreement as set forth in Section 16.1.

1.24	“Territory” shall have the meaning as set forth in Section 11.

1.25
"Trade Dress" shall mean, collectively, the underlying concepts of, and the copyrights in, all packaging, advertising, and promotional graphics and materials displaying any Licensor Marks, and all other such graphics and materials developed for and/or otherwise used in connection with the marketing of Licensed Products by Licensee, and all distinctive containers, designs, and the like.

1.26
“Trademark” shall mean any trademark, service mark, trade name, domain name, and the like, or other word, name, symbol or device, or any combination thereof, used or intended to be used to identify and distinguish the source or origin of products or services, including without limitation all registrations and applications therefor throughout the world and all common law and other rights therein throughout the world.

2.	Grant of Rights, Licenses, and Privileges.

2.1	License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee:

(a)
The exclusive right to use the Licensor Marks on or in association with the Licensed Products as well as on packaging, promotional, and advertising material associated with the Licensed Products, for the Term of this Agreement in the Territory, including use of Licensor Domain Names according to Section 4;

(b)	access to marketing, distribution, and sales channels for which products bearing the Licensor Marks have been, is, or will be used during the Term of this Agreement.

2.2
Production Know-How.  Licensee retains the exclusive ownership of formulas, methods of manufacture, and quality assurance for the Licensed Products bearing the Licensor Marks and Trade Dress during the Term of this Agreement.

2.3
Licensor Assistance.  Licensee shall pay to Licensor all expenses for all reasonably necessary transportation, including airfares, maintenance, travel, and living expenses (at least comparable to U.S. standards of travel and travel maintenance) to and from Licensee’s place of business, of all Licensor-furnished personnel providing brand promotion, marketing, and sales assistance to Licensee at the request of Licensee.  If Licensor is required to pay or has paid such expenses, then Licensee shall make full reimbursement to Licensor within thirty (30) days of invoice date at the address set forth in Section 20.11.  All payments shall be made in accordance with Section 19.

Licensor shall also offer Licensee advice on the development and interpretation of market research, strategies, development, and implementation of annual marketing plans, new product development and modifications to existing product lines, package selection and graphics, product positioning, competitive analysis development of advertising, and promotional merchandising strategies, including media selection and management for Licensed Products.

Licensor shall use best efforts to assist Licensee’s management to expand product sales, marketing, and distribution programs in the U.S. and other national territories.  Licensee hereby agrees that Licensor makes no guarantee as to the success of its efforts, and any lack of performance or results shall not constitute a breach by Licensor of this Agreement.

3.	Ownership and Use of Trademarks.

3.1
Ownership by Licensor.  Licensee expressly acknowledges that Licensor will retain all right, title, and interest in the Licensor Marks.  Should Licensee challenge the validity of any of the Licensor Marks and succeed, such successful challenge by Licensee shall constitute grounds for Licensor’s termination of this Agreement, at Licensor’s option by providing written notice of termination to Licensee.  The termination can be limited to the mark that is successfully challenged.  Nothing in this Agreement shall ever be construed as giving Licensee any rights, title, or interest in or to ownership of any Licensor Marks except as expressly provided herein.  Licensee agrees to use the Licensor Marks approved by Licensor for such use on and in connection with Licensed Products, and with Licensed Products only, and any all goodwill arising out of the use of the Licensor Marks by Licensee shall inure to the sole benefit of Licensor.

3.2
Licensee Cooperation in Protection of Licensor Marks.  Licensee shall fully cooperate with Licensor in Licensor’s efforts to obtain, perfect, and enforce its rights in the Licensor Marks.  Any failure to so cooperate, or any unauthorized manufacture, sale, or any other act or failure to act on the part of Licensee, which reasonably might, or in fact does, in any way impair or materially interfere with the rights of Licensor in and to Licensor’s Marks or goodwill associated therewith, shall give Licensor the right to terminate this Agreement at its option by providing written notice of termination to Licensee.  Licensee shall not give permission to any person to alter or deface, add to, remove, erase, or obliterate, wholly or partly, any of the Licensor Marks.

3.3
Certain Licensor Rights Reserved.  Licensor shall be free to use, and to license others to use, the Licensor Marks in connection with any products outside the specified Licensed Products listed in Exhibit A.  Licensor shall, without notice to or consent of Licensee, be free to use the Licensor Marks for advertising and promotion of Licensor or of products bearing Licensor’s Marks, including the Licensed Products, in trade journals, periodicals, on the Internet, and other media, as well as promotional campaigns.  Nothing in this Agreement shall, in any way, restrict Licensor’s use of the Licensor Marks nor its use of the name Jugular as part of the trade name or company name of any entity that is majority-owned or licensed by Licensor and which may be established or operating.  The foregoing are given as examples, and not in limitation of the rights reserved by Licensor.

3.4
Enforcement of Rights in Licensor Marks.  Licensee acknowledges Licensor's fundamental interest in protecting Licensor Marks.  Accordingly, Licensee shall promptly notify Licensor of any infringement, dilution, or tarnishment of, or with respect to, any Licensor Marks in the Territory that Licensee has actual knowledge of.  Licensor shall, at its own cost and at its sole discretion, take reasonable action with respect to such violators of Licensor's rights in the Licensor Marks, which may or may not include initiation and prosecution of legal action against any violator(s) of such rights.  Licensee may not, on its own behalf, take any action of any kind against any such violator, but shall offer its full cooperation with Licensor, at no cost to Licensor, in Licensor's investigation of such violations and in Licensor's actions, if any, against such violators.

3.5
Compliance With Licensor Standards.  Licensee and Licensor together shall develop for the Licensed Products, a Licensor Licensed Products Graphics Standards handbook, which may be amended from time to time by the parties and which a final draft shall be provided by Licensor no later than October 1, 2008.

3.6
Approval of Trademarked Items Required.  Licensor grants permission to the Licensee to use the Licensee Marks on the Licensed Products’ cartons, containers, packages, labels and lids, advertising or promotional materials (including but not limited to the Internet), or any other item in connection with Licensed Products together with the Licensor Marks.  In order to protect the Licensor Marks and to promote a compatible image of products bearing the Licensor Marks, Licensee agrees to use only packaging, advertising, and promotional materials for Licensed Products that are of the color, type, style, and design previously approved, in writing, by Licensor.  Licensor does not object to appearance of Licensee Marks as a co-brand, if in the sole discretion of the Licensee, the appearance of the Licensee Marks will enhance the sale of the Licensed Products in the territory, and or as required by regulation.

3.7
New Trademarks and Trade Dress.  Licensee may, at any time during the Term of this Agreement, propose a new Trademark (i.e., any distinctive words, letters, numerals, symbols, designs, shapes, color schemes and/or combinations and/or new Trade Dress, graphics, color patterns and other visual identifiers and/or Audible Identifiers or other thereof intended to be used as, on and/or in connection with any Licensed Product containers, labels, advertising and/or promotional material) to be developed for use in connection with Licensee's sale of products bearing the Licensor Marks.  Such new Trademark, Trade Dress, and Audible Identifiers or other may not be so employed by Licensee without the prior, written approval of Licensor.  All proprietary rights in such Trademarks, Trade Dress, and Audible Identifiers that are based on the Licensor Marks shall be the sole and exclusive property of Licensor, and all copyright and Trademark applications for any new Trademarks, Trade Dress, or Audible Identifiers based on the Licensor Marks shall be filed in the name of Licensor.  Costs for new Trademarks, Trade Dress, and Audible Identifiers based on the Licensor Marks, if any, may  be reimbursed to Licensee in accordance with Section 9.2.

3.8
Prohibitions on Licensee's Use and Registration of Trademarks.  Licensee agrees that it shall not register or attempt to register any Licensor Marks, or use or register any other Trademark that may be confusingly similar to any Licensor Marks.  Licensee hereby acknowledges that it has no right, title, or interest in or to any Licensor Marks except a license for use in the manner and under the conditions provided for in this Agreement; and that in the event this Agreement shall be terminated, Licensee shall not thereafter exercise any right granted to it hereunder and shall immediately discontinue all use of each and every Licensor Mark.

3.9
Statement of Trademark Ownership; Registered User.  All labels and advertising materials bearing any Licensor Marks shall include an appropriate statement of the relationship between Licensor and Licensee and an appropriate statement that such Licensor Marks are owned by Licensor.  Additionally, if any Licensor Marks are used on the Internet, Licensee shall include an appropriate statement that such Licensor Marks are owned by Licensor.  In the event the applicable law of any country within the Territory permits or requires the registration of Licensee as a user of the Licensor Marks, Licensee agrees to execute, at the sole cost and expense of Licensor, such instruments or documents as may be necessary or proper to effect such registration.  Licensee agrees to cooperate with Licensor in the execution and filing of such documents and taking any action reasonably necessary to obtain appropriate governmental approval of use of the Licensor Marks by Licensee or of this Agreement. Licensee shall use the Licensor Marks only in such form and manner as may be specifically approved in writing by Licensor.

Licensor shall not unreasonably withhold any permission or approval required under this Section 3.

3.10
Ownership by Licensee.  Notwithstanding anything in Section 3.7, Licensee shall retain exclusive ownership of all Licensee Developed Trade Dress, including the right to license or sell any Licensee Developed Trade Dress to a third party.  Licensee Developed Trade Dress shall explicitly exclude any Licensor Mark, and Licensee does not claim any ownership interest in any Licensor Marks that may be used in conjunction with Licensee Developed Trade Dress.

4.	Ownership and Use of Licensor Domain Names.

4.1
Ownership by Licensor.  Licensee expressly acknowledges that Licensor will retain all right, title, and interest in the Licensor Domain Names.  In the event the applicable laws in a country within the Territory do not allow Licensor to hold title to any such Licensor Domain Names, Licensor may notify Licensee in writing of Licensor's desire for Licensee to hold such title for Licensor, provided Licensee is not also prohibited from holding title to the Licensor Domain Names in such Territory.  Licensor shall undertake, with Licensee's prior written permission, all necessary steps to register such Licensor Domain Names in the name of the Licensee.  At any time during the Term of this Agreement, Licensor shall have the option to have Licensee assign to Licensor any Licensor Domain Names held in the name of Licensee, provided Licensor gives written notice to Licensee of its desire for Licensee to assign such Licensor Domain Names to Licensor.  Licensee shall fully cooperate in providing any information and documentation that may be necessary to effectuate the registration and/or assignment of the Licensor Domain Names and shall fully cooperate in the execution of any documents that may be required for such registration and/or assignment.  Licensor shall pay all costs associated with the registration and/or assignment of any Licensor Domain Names.  In the event this Agreement is terminated or expires for any reason, all Licensor Domain Names held in the name of Licensee shall be assigned to Licensor or a third party designated by Licensor within fourteen (14) days after such termination or expiration.

4.2
Use of Licensor Domain Names.  Licensee shall have the right to use certain of the Licensor Domain Names to establish a web site to advertise, promote, and/or sell Licensed Products provided Licensee has obtained prior written approval from Licensor.  Licensor may request Licensee to make certain modifications to Licensee’s websites that use a Licensor Domain Name, and Licensee shall make all such modifications.  Licensee shall be solely responsible for any and all costs incurred in connection with the establishment of such website and maintaining the content therein.

4.3
Renewal of Licensor Domain Names.  Licensor shall be solely responsible for the renewal of any and all Licensor Domain Name registrations and shall bear all costs associated therewith.  Licensee shall cooperate to the fullest extent with Licensor and in the execution of any documents necessary to effectuate the renewal thereof.  If Licensor Domain Names are held in the name of Licensee in accordance with Section 4.1, Licensee shall be solely responsible for the renewal of the Licensor Domain Names, and Licensor shall reimburse Licensee for the renewal fees.

4.4
Licensee Cooperation in Protecting Licensor Domain Names.  Licensee shall not register, or cause any third party to register, any Internet domain name incorporating the Licensor Marks, nor shall Licensee register any domain name that phonetically resembles or is derived from the Licensor Marks.  Licensee will alert Licensor to any such registration by a third party of which it has actual knowledge of.  Licensee may not, on its own behalf, take any action of any kind against any such violator but shall offer its full cooperation to Licensor, at no cost to Licensee, in Licensor's investigation of such violations and in Licensor's actions, if any, against such violators.

5.	Approval of Trade Dress and Advertising.

5.1
Procedure for Approval.  Licensee shall submit for the prior written approval of Licensor, samples of all Licensed Products, proposed advertising and promotional materials (including but not limited to advertising and promotional materials on the Internet), container and package graphics, including ingredient declarations, and other such product identification and descriptive materials which are to include use of any Licensor Marks (the “Submitted Items”), at least sixty (60) days prior to their first use.  Based upon its review of the Submitted Items, Licensor may require appropriate corrections or modifications before final approval is granted.  Licensor shall provide a decision regarding Licensee's use of the Submitted Items no later than thirty (30) business days after receipt from Licensee.  No Submitted Item shall be sent for final production before Licensor has given its approval.  No Licensor approval of any Submitted Item shall in any way be construed as any comment on its possible commercial effectiveness.

5.2
Transmittal of Items for Approval.  Submitted Items may be sent by registered mail or e-mail, which may be accompanied by a request that Licensor acknowledge receipt.  All requests for such approval are to be addressed to Licensor at the address set forth in the introductory paragraph of this Agreement.

5.3
Prevention of Tarnishment of Licensor Image.  Licensee acknowledges that Licensor enjoys a reputation as a high-quality, youth-oriented brand name and has high-quality brand promotion programs.  Licensee further recognizes that the great value of Licensor's reputation, as symbolized by the Licensor Marks, might be seriously tarnished if Licensed Products were advertised or otherwise promoted in any manner or context which, to a substantial segment of the public, might bring into question Licensor's continuing dedication to high-quality. Therefore, Licensee shall refrain from authorizing or utilizing any advertising campaign or individual advertisement for any of the Licensed Products bearing the Licensor Marks which would or realistically might be considered offensive or unwholesome by any substantial segment of the public or materially conflict with the positive youth values recognized by a majority of the public.  Licensee shall further exercise its best efforts to prevent any advertisement of any of the Licensed Products from appearing in a media context or particular publication or broadcast or on the Internet which would be or is considered offensive by a majority of the public within the Territory.

6.	Quality Standards; Advertising; and Product Emergencies.

6.1
Licensee’s Compliance with Quality Standards.  All Licensed Products are to be sold only under the Licensor Marks, except as provided by Section 3.6, and must be produced in strict compliance with all Licensee’s quality standards and procedures.  Licensee, in the exercise of its rights, and the performance of its obligations under this Agreement, shall at all times comply with all applicable laws and all applicable industry standards.  Licensee shall consistently apply Good Manufacturing Practices, as defined by the United States Food and Drug Administration or a similarly applicable regulation of the country in which it sells Licensed Products, in all phases of production, packaging, storage, and shipment of Licensed Products bearing the Licensor Marks.

6.2
Truth in Labeling and Advertising.  Licensee shall further insure that, with respect to the product designation and its ingredients, formulation, grade and quality, each Licensed Product shall be honestly, truthfully, and not misleadingly labeled and advertised, and shall otherwise comply, in every respect, with the labeling, packaging, advertising, and other related laws of all countries into which it may be directed by Licensee, and of all countries in which Licensee has reason to believe it may be sold.

6.3
Customer Complaints.  Licensor shall promptly notify Licensee, in writing, of each complaint, by any individual and/or governmental agency, regarding any products bearing the Licensor Marks, setting forth, in reasonable detail, all pertinent information known to Licensor in respect thereto.

6.4
Non-Conforming, Unsafe, or Improperly Labeled Products.  If Licensor, at any time, has reason to believe or suspect that any Licensed Product manufactured by the Licensee and bearing the Licensor Marks does not conform to the specification, or is mislabeled or does not otherwise conform to the labeling requirements hereof, or presents any threat to the public health or safety, or is otherwise not in full conformity with all applicable laws and has been released into the stream of commerce, Licensor shall immediately notify Licensee of this fact in writing, and Licensee shall use its best efforts, unless directed not to do so by Licensor, to promptly retrieve each such Licensed Product at Licensee's sole expense.

6.5
Product Emergencies.  Licensee acknowledges that Licensor has an overriding interest in protecting the reputation of Licensor and of products bearing the Licensor Marks.  Accordingly, Licensee shall, immediately upon notice thereof, fully inform Licensor as to any actual or proposed action, by any governmental agency, consumer or environmental group, media or other organization or any individuals, directed toward removing any quantity of any  Licensed Products bearing the Licensor Marks, from the market, including removal from even one (1) retail outlet therein, based on alleged injury or death, alleged unwholesomeness or potential for harm, alleged contamination, tampering or similar act and/or alleged violation of law in connection with production, labeling, packaging, storage, shipment, advertising and/or sale. Licensee agrees to maintain in full force and effect, during the Term hereof, a policy or policies of insurance covering bodily injury and property damage liability, including products liability as detailed in clause 13, INSURANCE.

6.6
Inspection.  Licensee shall permit Licensor or its authorized representatives to inspect the facilities where Licensed Products bearing the Licensor Marks are manufactured and/or packaged in order to verify that the same are manufactured and packaged in compliance with all applicable laws, Good Manufacturing Practices, Licensor quality standards, and instructions, as herein specified, provided Licensor gives Licensee written notice of Licensor’s intent to conduct such an inspection.  The inspection shall be conducted within normal business hours.

6.7
Samples.  Licensee shall cause to be submitted a reasonable number of samples of each  Licensed Product bearing the Licensor Marks to Licensor, or to an authorized representative of Licensor, upon written request, from time to time.

6.8	Licensee Compliance with Quality Requirements. Upon request from Licensor, from time to time, Licensee shall provide reasonable evidence of Licensee’s compliance with the provisions of this Section 6.

7.	Warranty and Limitation of Liability.

7.1	Licensee’s Limited Warranty. Licensee represents and warrants to Licensor only the following:

(a)
Each contract packer and each contract manufacturing firm whose services are employed by Licensee shall fully comply with each and every one of the provisions of this Agreement, which might reasonably apply to that entity in connection with its production and/or packing of any Licensed Products sold bearing the Licensor Marks.  Licensee shall, prior to each contract packer's or contract manufacturing firm’s commencement of activities with respect to any Licensed Products sold bearing the Licensor Marks, obtain that entity's written agreement that it will so comply, incorporating any restrictions and requirements imposed by Licensor in its written approval and promptly furnish a copy of such agreement to Licensor.  Such agreement shall, in particular, include a provision that Licensor shall have the same access to the facility or facilities of each such contract packer and contract manufacturing firm as Licensor has to Licensee's facility or facilities according to this Agreement.

(b)
All Licensed Products sold bearing the Licensor Marks produced and/or packaged by all of Licensee’s contract packers or contract manufacturing firms shall fully conform to all requirements specified in this Agreement.

7.2
Licensee’s Extension of Liability and Indemnity.  Licensee hereby expressly extends all assumption of liability and indemnification specified in Section 12 to Licensor for each and every act and omission of all of Licensee’s contract packers and contract manufacturing firms for any and all claims, damages, loss, and liability against Licensor arising out of Licensee’s use of such contract packers and contract manufacturing firms in connection with this Agreement.

7.3
Licensor’s Warranty.  Licensor represents and warrants to Licensee that Licensor, as of the Effective Date, has no effective license agreement with any other party within the Territory pertaining to the Licensed Products bearing the Licensor Marks.  Licensor further warrants it has full authority to enter into this Agreement and has full legal authority to grant licenses in Licensor Marks to Licensee.

8.	Best Efforts.

8.1
Licensee’s Best Efforts.  Licensee shall exercise its best efforts to expand the market for Licensed Products bearing the Licensor Marks in the Territory to the fullest potential thereof, and to insure the efficient and diligent production, marketing, distribution, and sale of Licensed Products bearing the Licensor Marks in sufficient quantities to meet the requirements of Licensee’s customers in the Territory.  Licensee also agrees to exercise its best efforts to actively promote the sale of Licensed Products bearing the Licensor Marks on a competitive basis.  For this purpose, Licensee and Licensor shall cooperate to develop the following plans concerning the marketing and sale of Licensed Products bearing the Licensor Marks:

(a)	a three (3) year rolling business plan commencing from the beginning of the Calendar Year following the Effective Date; and

(b)	a marketing plan for the Calendar Year following the Effective Date, including the annual advertising and promotional expenditure budget.

8.2
Submission of Rolling Business Plan and Marketing Plan.  The three (3) year rolling business plan and the marketing plan (the “Plans”) shall be prepared by the Licensee together with Licensor and shall be submitted by the Licensee no later than October 31 of each Calendar Year for the approval of Licensor.  If the Plans receive the written approval of Licensor within forty-five (45) days of their submission by Licensee, the marketing plan shall constitute the basis for the Licensee's performance targets in the following Calendar Year.  The Plan shall include an analysis of the retail outlets in which the product(s) are available to the consumer.  The Plans shall be subject to review by both the Licensee and Licensor during the Calendar Year to which the marketing plan relates in order to compare actual performance achieved with that forecasted.  If a significant change in market conditions is noted by Licensee, and/or Licensee otherwise believes an adjustment to the original marketing plan is required during the

Calendar Year to which the plan relates, Licensee may request, in writing, that Licensor review the corresponding sales targets, and Licensor and Licensee shall meet in good faith to attempt to prepare and agree in writing to a new forecast with revised sales targets.

8.3
Minimal Performance by Licensee Not Equivalent to Best Efforts.  Licensee's achievement only of the performance targets as set forth in the Plans for the each Calendar Year beginning with the Calendar Year following the Effective Date and Licensee’s payment only of Royalty Fee shall not necessarily constitute satisfaction of its best efforts obligation, as required in Section 8.1.

8.4
Licensor’s Best Efforts.  Licensor shall exercise its best efforts to coordinate the proposed plans of the Licensee as set forth in Section 8.1 with other willing licensees of the Licensor Marks and shall encourage joint participation in activities that build the reputation of the Licensor Marks and create sales for the Licensed Products during the Calendar Year.  Lack of participation by other licensees shall not be construed as a breach of this Agreement by Licensor.

Licensor shall also exercise its best efforts to expand the market for Licensed Products bearing the Licensor Marks in the Territory to the fullest potential thereof, for the efficient and diligent advertising, event participation, promotion, and sampling of Licensed Products bearing the Licensor Marks in sufficient spending levels and sufficient quality to meet the requirements to cause consumers to purchase the Licensed Products in sufficient quantity and to cause consumers to recall the Licensor Marks and benefits associated with products bearing the Licensor Marks.  For this purpose, Licensee and Licensor shall cooperate to develop the following:

(a)	a three (3) year rolling business plan commencing from the beginning of the Calendar Year following the Effective Date;

(b)	an advertising, promotion, event participation plan for the Calendar Year following the Effective Date;

(c)
a plan for coordinating the marketing, promotion, sales, distribution, event participation activities, and budgets for the Licensee and for Licensor’s corporate contribution.  Licensor shall use its best efforts to coordinate any proposed plans of Licensee with other licensees of the Licensor Marks and shall encourage joint participation in activities that build the reputation of the Licensor Marks and create sales for the Licensee’s products during the Calendar Year.  Licensee hereby agrees that Licensor makes no guarantee as to the success of its efforts, and any lack of performance or results shall not constitute a breach of this Agreement.

8.5
Minimal Performance by Licensor Shall Not Equivalent to Best Efforts.  Licensor’s achievement only of minimum spending targets as set forth in Section 8.4 for each Calendar Year beginning with the Calendar Year following the Effective Date and Licensor’s achievement of market-share and consumer awareness of the Licensor Marks shall not constitute satisfaction of its best efforts obligation, as required in Section 8.4.

8.6
Licensor’s Financial and Operating Obligations.  Licensor shall not use Licensee Marks as a reference or in a way that directly or indirectly implies that a relationship between Licensor and Licensee exists except to the extent of the relationship between Licensor and Licensee as defined by this Agreement.  Licensor shall at all times maintain a viable business that is not entirely dependent upon licensing fees paid to Licensor by Licensee.  Transactions between the parties are Royalty payments based on a licensor-licensee relationship.  Financial dealings between the parties are limited to payment of Royalties in accordance with this Agreement.

9.	Compensation.

9.1	Royalty. As compensation for the license granted hereunder, Licensee agrees to pay to Licensor all of the royalty items described in this Section 9.1 as follows:

(a)
Licensee shall have the option to pay to Licensor all of the royalty items described in this Section 9.1 in cash or in equity shares of Licensee or a combination of cash and equity shares upon written agreement between Licensee and Licensor.  If equity shares and cash are used as payment or if payment is made with equity share only, the number of share delivered to Licensor by Licensee shall be equal to the value of the royalty payment due less the value of the cash payment made, divided by the difference of the share option price and the market price of the underlying share on the payment date of the payment.  Should Licensee and Licensor choose to make and accept payment with share of Licensee company, respectively, the underlying shares shall be entitled to registration no later than the time of the next submission and registration statement by Licensee.  The proceeds from the payment of cash and the issuance of shares will cover the entire royalty due.

(b)
For each Calendar Year during the Term of this Agreement, Licensee shall pay the greater of the sums described in Section 9.1(b)(i) or Section 9.1(b)(ii) for each Product Category (the “Royalty Payment”) according to the schedule set forth in Section 9.7:

(i)
A continuing royalty, which is the amount calculated, with respect to a particular period (e.g., a Calendar Quarter), by multiplying the total Collected Net Sales Value of that Product Category during that period by the Royalty Rate (i.e., 1.5% for Category I Products and 1.1% for Category II Products) specified in Exhibit A for that Product Category in the Calendar Year containing that period (the “Continuing Royalty”); or

(ii)
the Annual Guarantee for Category I Products or the Increased Annual Guarantee for Category II Products as set forth in Section 9.1(d) in the particular Calendar Year; provided however, Licensee shall not be required to pay the Increased Annual Guarantee until it has achieved Five Hundred Thousand Dollars ($500,000.00) in Collected Net Sales Value for Category II Products in the particular Calendar Year.

(iii)	After the period ending August 5, 2011, the continuing royalty payment shall be calculated as 1.1% for all products, and the distinction between category one and category two products shall not apply.

(iv)	Any royalty payments after the period ending August 5, 2011 shall be made in accordance with the existing schedule and payment dates.  Payments are due on the three months schedule and are to be paid within 30 days of the end of the three months schedule in effect.

(c)
If Licensee elects to terminate this Agreement, or breaches the Agreement and does not correct the breach within the 60 day period, specified in Section 16.4, Licensee shall pay Licensor a termination fee equal to one-half (1/2) of the Annual Guarantee as set forth in Section 9.1(d) for each of the remaining Calendar Years, which would have remained from the Initial Term through August 5, 2011 had the termination not occurred.  If Licensee has achieved Collected Net Sales Value of $500,000 for Category II Products, Licensee, at the time of termination shall also pay Licensor a termination fee equal to one-half (1/2) of the Increased Annual Guarantee, as set forth in Section 9.1(d), for each of the remaining Calendar Years which would have remained through August 5, 2011 had termination not occurred or for each of the remaining Calendar Years that would have remained in any subsequent Extension Period had termination not occurred.

(d)
The “Annual Guarantee” shall be determined by multiplying the minimum sales value for Category I Products set forth in the table below by the Royalty Rate of 1.5%.  The “Increased Annual Guarantee” shall be determined by multiplying the minimum sales value for Category II Products set forth in the table below by the Royalty Rate of 1.1%.  The Licensor and Licensee agree that the minimum sales values used in the table in this Section 9.1(d) constitutes the initial performance targets for Licensee as set forth in Sections 8.1 and 8.2.  Both the Annual Guarantee and the Increased Annual Guarantee for Category I Products and Category II Products, respectively, apply through August 5, 2011 only.  Licensor and Licensee agree to cooperate in good faith to adjust the minimum sales values for Category I Products and Category II Products under Sections 8.1 and 8.2 to determine the Annual Guarantee and the Increased Annual Guarantee should this Agreement be extended under Section 16.1.

	Minimum Sales Value ($) of Category I Products	Annual Guarantee (1.5%)	Minimum Sales Value ($) of Category II Products	Increased Annual Guarantee (1.1%)
Year 1	9,089,570.67	136,343.56	3,400,661.00	37,407.27
Year 2	17,492,666.67	262,390.00	9,089,570.91	99,985.28
Year 3	21,213,682.00	318,205.23	17,492,666.36	192,419.33
Year 4	21,213,682.00	318,205.23	21,213,681.82	233,350.50
Totals	$69,009,601.34	$1,035,144.02	$51,196,580.00	$563,162.38

9.2
Offsets.  Licensee may create or amend any Trade Dress or Audible Identifiers for the Licensed Products to create Licensee Developed Trade Dress.  Payment for the costs associated with such creations or amendments (the “Identifier Costs”) shall be borne by the parties as follows:

(a)
Licensee shall pay for Identifier Costs using resources of its choice and according to Licensee’s own schedule.  Licensee shall record all Identifier Costs.  Nothing herein shall grant to Licensee the right to alter or amend the Licensor Marks as set forth in the registration or identified by Licensor.

(b)
Licensee shall initially own the Licensee Developed Trade Dress as set forth in Section 3.10.  Licensee, in its sole discretion, shall have the option to sell Licensee Developed Trade Dress to Licensor.

(c)	Licensee may aggregate Identifier Costs over a single Calendar Quarter.

(d)
Licensor shall pay for the filing fees and costs associated with the filing of copyright applications and trademark applications, in both domestic and foreign jurisdictions for copyrights and trademarks incorporating the Licensor Marks or Licensor owned Trade Dress.

9.3	Reports. Licensee shall:

(a)
Within thirty (30) days after the end of each month, submit a written report with supporting documents to substantiate the report.  to Licensor showing units sold, total sales revenue earned, and all deductions made to arrive at Collected Net Sales Value of each Product Category.  All Licensed Products shall be considered sold when invoiced or shipped;

(b)
Within thirty (30) days after the end of each Calendar Quarter, submit a written report to Licensor showing the Continuing Royalty earned.  In determining the Collected Net Sales Value for each Calendar Quarter, any allowances for returned products not taken in the current Calendar Quarter may be taken in the following Calendar Quarter; and

(c)
Within thirty (30) days after the end of the second and fourth Calendar Quarters, submit a written report to Licensor showing the total advertising and promotion expenditures for the two (2) preceding Calendar Quarters.

9.4
Records and Inspection of Sales Data.  Licensee shall keep full, true, and accurate books of account and other records of its sales of Licensed Products and of all other relevant data on which Royalty Payments payable to Licensor are or should be based this includes supporting documents to substantiate the sales data.  Such books and records shall be preserved intact for at least seven (7) years following the Calendar Quarter to which they pertain.  Licensor shall, by its accountants and/or attorneys obliged by their professions to keep confidences of Licensor, and/or by its authorized employees, have the right, during regular business hours and at Licensor's expense, to inspect any and all of such books and records; and Licensor shall, at its expense, have the right to make and keep copies of any or all of such information. Within thirty (30) days after the end of each month, a written report shall be submitted to Licensor showing units sold, total sales revenue earned, and all deductions made to arrive at Net Sales of each Product Category. All Licensed Products shall be considered sold when invoiced or shipped;

9.5
 Within thirty (30) days after the end of each Calendar Quarter, a written report shall be submitted to Licensor showing the Continuing Royalty earned. In determining the Net Sales Value for each Calendar Quarter, any allowances for returned products not taken in the current Calendar Quarter may be taken in the following Calendar Quarter; and

9.6
Within thirty (30) days after the end of the second and fourth Calendar Quarters, a written report shall be submitted to Licensor showing the total advertising and promotion expenditures for the two (2) preceding Calendar Quarters.

9.7	Payments.

(a)
Licensee shall pay Royalty Payments to Licensor within thirty (30) days after the end of each Calendar Quarter according to the Quarterly License Fee schedule as set forth in Section 9.7(b).  If the Continuing Royalty exceeds the Annual Guarantee plus the Increased Annual Guarantee, if any, for a Product Category during a Calendar Year, the deficiency shall be remitted within thirty (30) days after the end of that Calendar Year.  The payment of all Royalty Payments and deficiencies shall be made in accordance with Section 19.

(b)	The “Quarterly License Fee” for each Calendar Quarter shall be paid within thirty (30) days of the due date listed below according to the following payment schedule:

		payable only on meeting minimum threshold
Payment Due Date	Amount category 1 products	Increased Annual payment category 2 products 1.1%	Total Payable category 1 products and category 2 products if category 2 products meet minimum threshold
5-Nov-07	$37,499.62	$9,351.82	$46,851.44
5-Feb-08	$32,947.98	$9,351.82	$42,299.80
5-May-08	$32,947.98	$9,351.82	$42,299.80
5-Aug-08	$32,947.98	$9,351.82	$42,299.80
5-Nov-08	$65,597.50	$24,996.32	$90,593.82
5-Feb-09	$65,597.50	$24,996.32	$90,593.82
5-May-09	$65,597.50	$24,996.32	$90,593.82
5-Aug-09	$65,597.50	$24,996.32	$90,593.82
5-Nov-09	$79,551.30	$48,104.83	$127,656.13
5-Feb-10	$79,551.30	$48,104.83	$127,656.13
5-May-10	$79,551.30	$48,104.83	$127,656.13
5-Aug-10	$79,551.30	$48,104.83	$127,656.13
5-Nov-10	$79,551.30	$58,337.63	$137,888.93
5-Feb-11	$79,551.30	$58,337.63	$137,888.93
5-May-11	$79,551.30	$58,337.63	$137,888.93
5-Aug-11	$79,551.30	$58,337.63	$137,888.93

Totals	$1,035,143.96	$563,162.38	$1,598,306.34

(c)
If sales of category 1 (one) products exceed the amount needed to achieve the minimum royalty payment, the royalty payment shall be calculated  based on actual collected net sales achieved, following the definition in clause 1.5

(d)	Once the minimum sales of category 2 (two) products ($500,000) is achieved, payment of the royalties calculated for category 2 products become due and payable

(e)
Failure to make timely payment shall give Licensor the right, at its option, to pursue all rights and remedies provided by law for redress of breach of any agreement, including without limitation, the right to collect late charges at the rate equal to the published U.S. Prime Rate as published in the Wall Street Journal plus two percent (2%) on or nearest the date the payment was due, provided, however, that in no event shall interest be paid in excess of the rate allowable under applicable law.  Licensor shall also have the right to terminate this Agreement in accordance with the provisions of Section 16.  The formula for calculation of interest payments due is the due date of the royalty payment less date at which payment is made generating the days late, multiplied by the interest rate.

10.	Addition of New Products and Packaging.

10.1
Introduction of New Products by Licensee.  Because of Licensor's need to protect its reputation as symbolized by the Licensor Marks, no product, other than those identified in Exhibit A, may be sold or offered for sale by Licensee in association with any Licensor Marks or Trade Dress of Licensor, or added to Exhibit A as a Licensed Product, without Licensor's prior review and comment on the presentation.  Each Licensee request for the addition of any proposed new product shall be made in writing.  Licensee and Licensor shall complete a detailed marketing plan and initial advertising and promotional budget for manufacture and sale of the proposed products under the Licensor Marks.  Addition of any proposed new product may require an upward adjustment in the Annual Guarantee and/or Increased Annual Guarantee and/or other provisions of this Agreement, and shall require specific inclusion of such new product in Exhibit A as a Licensed Product, by amendment hereto.

10.2
Addition of New Packaging to an Existing Licensed Product.  Licensee shall submit a written request to Licensor for Licensee’s plan to pack an existing Licensed Product bearing the Licensor Marks in a new size or package form.  Such request shall include a specific description of the new package and any shelf-life test results conducted by Licensee.  Licensor shall advise Licensee of acceptance or rejection of the new packaging within thirty (30) days of receipt of the request.  Licensee agrees to follow the provisions of Section 5 prior to use of the new package.

10.3
Introduction of New Products by Licensor in New Territories.  Licensor may introduce any of the same products and product categories as set forth in the Licensed Products or Product Categories of Exhibit A (the “Licensor’s New Products”) in any territory or trade channel in which such Licensed Products or Product Categories are not currently sold and are not in Licensee’s Territory or Extended Territory after August 5, 2011 (the “Non-Active Territory”).  Licensor may offer, in writing, the Non-Active Territory to Licensee, although Licensor is not obligated to do so.  Licensor shall notify Licensee, in writing, of its intention to introduce the Licensor’s New Products in the Non-Active Territory, and provide a proposal to Licensee describing the business potential for the Licensor’s New Products.  Licensee shall review the proposal provided by Licensor within forty five (45) days, and Licensee shall notify the Licensor in writing if it will sell the Licensor’s New Products directly, appoint a distributor, or appoint contract manufacturers or packing firms in the Non-Active Territory.  Should Licensor introduce Licensor’s New Products independent of Licensee, Licensor must first obtain written permission from Licensee to use Licensee’s Know-How in connection with its introduction of Licensor’s New Products that incorporate Licensee’s Know-How.

11.	Territories.

11.1
Licensee’s Initial Territories.  Licensor agrees that the initial Territory in which Licensee may sell, market, and distribute the Licensed Products shall be the entire world.  Licensor grants Licensee an exclusive worldwide right (“Exclusive Worldwide Right”) to sell, market, and distribute the Licensed Products under the terms of this Agreement, which right shall commence on the Effective Date and shall continue until August 5, 2011.  Thereafter, the Territory and grants under this Agreement shall be restricted to only those countries (“Active Countries”) in which Licensee, directly or through a distributor of Licensee, (1) has distributed product; or (2) has an application pending before the appropriate governmental agency of a particular country to obtain permission to distribute product in such country.  The Exclusive Worldwide Right shall be automatically revoked for all such countries not included in the Active Countries (“Non-Active Countries”) and all rights under this Agreement in such Non-Active Countries shall automatically revert to Licensor, and any rights granted to Licensee in the Non-Active Countries shall automatically terminate.

12.	Indemnification.

12.1
Licensor’s Obligations.  Licensor, at its expense, shall defend any third party claim brought against Licensee to the extent it is based on a claim that the Licensor Marks, when used as provided for by this Agreement, infringes any Trademark of any third party.  Licensor shall pay any award against Licensee, or settlement entered into on Licensee’s behalf, based on such infringement, but only if Licensee notifies Licensor promptly in writing of the claim, provides reasonable assistance in connection with the defense and settlement thereof, and permits Licensor to control the defense and settlement thereof.  Licensor will have no liability to the extent the alleged infringement is caused by any unauthorized use by Licensee of the Licensor Marks.

Licensor further agrees it shall be solely liable for and against any and all claims, demands, damage, liability, actions, causes of action, loss, cost, and expense of any nature whatsoever (including without limitation, investigation costs and expenses, accountant's fees and expenses, and attorneys' fees and expenses incident thereto) by reason of any actual or alleged injury, including death of any person whomsoever, any actual or alleged financial loss to any person or other entity, whomsoever or whatsoever, or any actual or alleged loss, damage, or destruction of property of every class and description owned by or in the possession of any person or other entity, whomsoever or whatsoever, in any manner and however arising out of or attributed to the products manufactured and marketed by other Licensor licensees that may reflect on Licensee as a licensee of Licensor.

Licensor warrants to Licensee that Licensor, as of the Effective Date, has no effective license agreement with any other party within the Territory pertaining to Licensed Products bearing the Licensor Mark(s). Licensor further warrants it has full authority to enter into this Agreement and has full legal authority to grant licenses in Licensor Mark(s) to Licensee

12.2
Licensee’s Obligations.  Licensee hereby agrees it shall be solely liable for and against any and all claims, demands, damage, liability, actions, causes of action, loss, cost, and expense of any nature whatsoever (including without limitation, investigation costs and expenses, accountant's fees and expenses, and attorneys' fees and expenses incident thereto) by reason of any actual or alleged injury, including death of any person whomsoever, any actual or alleged financial loss to any person or other entity, whomsoever or whatsoever, any failure to maintain confidentiality, or any actual or alleged loss, damage, or destruction of property of every class and description owned by or in the possession of any person or other entity, whomsoever or whatsoever, in any manner and however arising out of or attributed to the manufacturing and distribution of the Licensed Products by Licensee pursuant to this Agreement.

13.
Insurance.  Licensee agrees to maintain in full force and effect, during the Term hereof, a policy or policies of insurance covering bodily injury and property damage liability, including products liability, which policies shall be in the minimum total amount of Five Million Dollars ($5,000,000.00).  The Licensee shall name Licensor as an insured on the aforementioned policy or policies, and said policy or policies shall contain a waiver of subrogation clause running to Licensor with respect to loss or damage arising out of Licensee’s conduct under this Agreement.  Each policy shall contain a provision for thirty (30) days advance written notice of cancellation to Licensor.  Licensee shall promptly request and promptly supply Licensor with certificates evidencing all such insurance in the usual and customary form and substance.

14.	Records and Audits.

14.1
Preservation of Licensee Records; Licensor Access. In addition to its obligation under Section 9.3, Licensee shall preserve full and accurate records with respect to its production, marketing, sale, shipment, and delivery of Licensed Products bearing the Licensor Marks and purchases of base ingredients for the Licensed Products and supplies used in connection therewith for at least five (5) years.  Licensee further agrees to make all such records, together with all reasonable supporting information, readily available for inspection at any time during regular business hours, with seven (7) days advance written notice to Licensee, by any employees, or attorneys, and/or accountants authorized by Licensor, who are obliged in connection with their employment by Licensor or by their professional ethics to keep confidences of Licensee.

14.2
Financial Statements.  Licensee shall supply to Licensor, during the Term hereof, annual and quarterly statements of Licensee's financial condition as contained in its Form 10-K and Form 10-Q reports as filed with the U.S. Securities and Exchange Commission (“SEC”) as a way to inform Licensor whether Licensee is in a position to continue to satisfactorily perform its best efforts obligations under this Agreement.  Such statements shall be provided within a reasonable time after such reports are filed, which can be in the form of instruction to Licensor to review the filings on the SEC website or Licensor website.

15.	Confidentiality.

15.1
Confidential Information.  The term “Confidential Information” means any information disclosed by one party to the other pursuant to this Agreement that is in written, graphic, machine readable or other tangible form and is marked “Confidential”, “Proprietary” or in some other manner to indicate its confidential nature.  Confidential Information may also include oral information disclosed by one party to the other pursuant to this Agreement, provided that such information is designated as confidential at the time of disclosure and is reduced to writing by the disclosing party within a reasonable time (not to exceed 30 days) after its oral disclosure, and such writing is marked in a manner to indicate its confidential nature and delivered to the receiving party.

15.2
Confidentiality.  Each party shall treat as confidential all Confidential Information of the other party, shall not use such Confidential Information except to exercise its rights and perform its obligations under this Agreement herein, and shall not disclose such Confidential Information to any third party.  Without limiting the foregoing, each of the parties shall use at least the same degree of care it uses to prevent the disclosure of its own confidential information of like importance, to prevent the disclosure of Confidential Information of the other party.  Each party shall promptly notify the other party of any actual or suspected misuse or unauthorized disclosure of the other party's Confidential Information.

15.3
Licensee’s Confidential Information.  Licensor acknowledges that all Know-How developed by Licensee is the property of Licensee and constitutes Confidential Information subject to the confidentiality under Section 15.2.

15.4
Exceptions.  Confidential Information excludes information that: (i) was in the public domain at the time it was disclosed or has become in the public domain through no fault of the receiving party; (ii) was known to the receiving party, without restriction, at the time of disclosure, as demonstrated by files in existence at the time of disclosure; (iii) is disclosed with the prior written approval of the disclosing party; (iv) was independently developed by the receiving party without any use of the Confidential Information; (v) becomes known to the receiving party, without restriction, from a source other than the disclosing party, without breach of this Agreement, by the receiving party; or (vi) is disclosed generally to third parties by the disclosing party without restrictions similar to those contained in this Agreement.  The receiving party may disclose the other party's Confidential Information to the extent such disclosure is required by order or requirement of a court, administrative agency, or other governmental body, but only if the receiving party provides prompt notice thereof to the disclosing party to enable the disclosing party to seek a protective order or otherwise prevent or restrict such disclosure.

Further, Licensee shall be permitted to file documentation regarding this Agreement in its public filings in the United States of America with the Securities and Exchange Commission or any other regulatory agency, if, and to the extent, required by applicable law and regulation.  Licensee shall not include any Confidential Information in such documentation unless otherwise required by law and only to the extent required by law.  Licensor shall have the right to review and approve, in writing, any such documents prior to filing.  Such approval by Licensor shall not be unreasonably withheld.

16.	Term and Termination.

16.1
Initial Term and Renewal.  Subject to the terms and conditions set forth herein, and unless otherwise terminated, the Initial Term of this Agreement shall extend from the Effective Date until the expiration date of August 5, 2021. The Initial Term shall automatically renew for a subsequent five (5) year period, if Licensee meets the minimum sales requirements for each of the years as established by the parties under Section 8.2, or collectively for all of the years as set forth, and further, has paid Licensor, in full, all Royalty Payments under Section 9.7.  If however, Licensee fails to meet the minimum sales requirements as set forth by the parties under Section 8.2 for the prior five (5) year period, fails to cure any deficiencies with respect to the Royalty Payments under Section 9.7 (if in the first five (5) years of the Term), and/or fails to pay Royalty Payments under Section 9.7 within ten (10) business days from the expiration of the then expired term, this Agreement will automatically expire, and all rights will automatically revert to Licensor.

16.2
Licensor Termination.  Should Licensee cause or experience any event which is grounds for termination as set forth in this Agreement, this shall constitute grounds for termination by Licensor of this Agreement as a whole with all said parties.

16.3
Licensee Termination.  Licensee may terminate this Agreement, either as to one or more of the Product Categories or in its entirety, by giving Licensor written notice of termination, specifying the nature of the termination, at least six (6) months before the end of any Calendar Year.  If termination is without cause, the specified termination shall take effect as of the end of that Calendar Year.  The termination fee set forth in Section 9.1(c) shall be due and payable upon termination.  Licensee shall maintain product liability insurance for the duration of shelf life of products in the market at the time of termination.

16.4
Curative Period of Certain Defaults.  Except with respect to those defaults, herein specified, for which the non-defaulting party may forthwith terminate this Agreement, and for which there is no provision for a curative period, either party may terminate this Agreement if the other party is in default, by giving such other party sixty (60) days written notice thereof, and the defaulting party shall, during such period, be given the opportunity to cure its default.  If such default is not cured within that period or any extension thereof granted by the notifying party (which extension shall not be unreasonably withheld or delayed), the notifying party shall have all rights and remedies provided by law for redress of breach of an agreement, including without limitation, the right to terminate this Agreement effective upon the expiration of such period of time.

16.5
Licensee Insolvency.  In the event any proceeding is filed by Licensee, or against Licensee, and not discharged within ninety (90) days after filing, under any bankruptcy or any similar local law, or if a receiver is appointed to manage Licensee's affairs, or if Licensee enters into a creditor arrangement, any such action shall constitute a breach of this Agreement entitling Licensor to exercise all of its rights and remedies in the event of breach, including without limitation the right, exercisable in its sole discretion, to forthwith terminate this Agreement by written notice to Licensee.  A prime motive and principal consideration for the execution of this Agreement by Licensor is the skill and experience of Licensee as a marketer of Licensed Products bearing the Licensor Marks of the highest quality readily and consistently available to customers, thereby enhancing Licensor's reputation.  Thus, Licensor shall be under no duty to accept a performance of this Agreement from Licensee if Licensee is the subject of any bankruptcy or related activity, or from any other person or entity as a purported assignee of this Agreement, without the prior express written consent of Licensor, including without limitation, any assignee or trustee in a bankruptcy proceeding.

16.6
Licensor Insolvency.  In the event any proceeding is filed by Licensor, or against Licensor, and not discharged within ninety (90) days after filing, under any bankruptcy or any similar local law, or if a receiver is appointed to manage Licensor's affairs, or if Licensor enters into a creditor arrangement, any such action shall constitute a breach of this Agreement entitling Licensee to exercise all of its rights and remedies in the event of breach, including without limitation the right, exercisable in its sole discretion, to forthwith terminate this Agreement by written notice to Licensor.  A prime motive and principal consideration for the execution of this Agreement by Licensee is the skill and experience of Licensor as a marketer of the Licensor Marks, implementing marketing, advertising, promotion, event, and sales programs thereby enhancing Licensor's reputation to the benefit of Licensee.  Thus, Licensee shall be under no duty to accept a performance of this Agreement from Licensor if Licensor is the subject of any bankruptcy or related activity, or from any other person or entity as a purported assignee of this Agreement, without the prior express written consent of Licensee, including without limitation, any assignee or trustee in a bankruptcy proceeding.

16.7
Destruction, Condemnation or Expropriation of Facilities. If any part of the facilities used by Licensee for the manufacture of Licensed Products bearing the Licensor Marks is expropriated, condemned, destroyed, or otherwise lost or taken out of Licensee's full control by any governmental entity or any person or corporation thereby jeopardizing Licensee's ability to adequately perform its obligations under this Agreement, and if Licensee does not furnish adequate substitute facilities within one hundred eighty (180) days of such loss, or if Licensee or that portion of Licensee's business concerned with performance under this Agreement is acquired by or merged with, or otherwise becomes controlled by any third party or parties (including, without limitation, any governmental entity or agency), such action shall constitute a breach of this Agreement, and Licensor shall have all rights and remedies provided by law for redress of breach of an agreement, including without limitation, the right to terminate this Agreement forthwith by written notice to Licensee.

16.8
Failure to Make Full, Timely Payments.  If Licensee fails to make any Royalty Payments or other payment in full when due, or fails to provide access by Licensor's authorized attorneys, accountants, or employees to its facilities or its books or records or to those of its contract packers as required hereunder, Licensor may notify Licensee in writing of such default, specifying a reasonable period during which Licensee may cure such default.  If such default is not cured by the end of such specified reasonable curative period, then Licensor shall have the right, at its option, to terminate this Agreement, effective as of the end of such period.

16.9
Failure to Exceed Annual Licensee Fee.  If the Continuing Royalty payable to Licensor for a given Product Category during each of any two (2) consecutive Calendar Years does not exceed the corresponding Annual Guarantee plus the Increased Annual Guarantee, if any, Licensor shall have the right to terminate this Agreement as to such Product Category, effective as of the end of the second of such Calendar Years.  If Licensor elects to terminate this Agreement under the provisions of Section 16.2 as to all (remaining) Product Categories, such termination shall constitute termination of this Agreement in its entirety.  No termination under Section 16.2 shall relieve Licensee of the obligation to pay any required deficiency between any Annual Guarantee plus Increased Annual Guarantee, if any, and the corresponding Continuing Royalty.

16.10
Failure to Protect Licensee’s Rights.  If Licensor violates Section 8.6, Licensee may, after giving Licensor thirty (30) days’ written notice and an opportunity for Licensor to cure within that thirty-day period, terminate this Agreement in part or in its entirety without any penalty should Licensor fail to cure within that thirty-day period.

16.11
Governmental Intervention, Attempted Assignment or Sublicense.  Licensor may, by written notice to Licensee, forthwith terminate this Agreement if any governmental entity or agency thereof requires any cessation of production, distribution, and/or sale of any Licensed Product with specific or general reference to unwholesomeness of product, unsanitary facility or improper labeling, or the actual or potential death, illness or injury of any person(s); or if Licensee violates any provision of Section 20.3 or attempts to do so.

16.12
Stated Termination Grounds and Rights Non-Exclusive.  The foregoing termination grounds and rights are in addition to any and all other rights of termination and redress of breach which the parties or either of them may otherwise have hereunder or by law.

17.	Further Obligations of Parties Upon Termination.

17.1
Payment of Residual Royalties.  No termination of this Agreement shall relieve Licensee of the obligation to pay all Royalty Payments payable under Section 9, even as to Royalty Payments that are attributable to sales or deliveries of Licensed Products bearing the Licensor Marks after the effective date of such termination.

17.2
No Further Use of Licensor Marks.  Upon termination or expiration of this Agreement for any reason, Licensee agrees to discontinue any and all use of the Licensor Marks (including but not limited to use on the Internet), and also agrees not to register or to use any Trademark confusingly similar to any Licensor Marks.

17.3
No Further Use of Licensor Domain Names.  Upon termination or expiration of this Agreement for any reason, Licensee agrees to discontinue the use of any and all Licensor Domain Names, and if applicable, shall assign each and every Licensor Domain Name in which Licensee holds title in and to in accordance with Section 4.1.  Further, in the event Licensee has established a website using any Licensor Domain Name, Licensee shall discontinue using such website and shall delete each and every file pertaining to such website and shall be solely responsible for any and all costs associated therewith.  Licensee also agrees not to register or to use any Internet domain name confusingly similar to the Licensor Domain Names or Licensor Marks.

17.4
No Further Use of Proprietary Ingredients or Formulation.  No further use of proprietary ingredients or formulation shall be used or permitted to be used by Licensor after termination of this Agreement.  Commonly known and used ingredients shall not be construed as proprietary.

17.5
Licensor Option to Purchase Remaining Inventory.  In the event of termination or expiration of this Agreement, Licensee agrees to sell to Licensor or its appointee(s), at Licensor's request, any remaining inventories of  Licensed Products bearing the Licensor Marks in usable condition, at the Licensee's actual manufacturing cost, provided such products are not older than three (3) months.

17.6
Disposal of Un-purchased Inventory.  Licensor shall not be obligated to buy any such remaining inventory, and any such remaining inventory not purchased by Licensor shall be destroyed by Licensee at Licensee's expense.  Licensee shall provide evidence of such destruction to Licensor.

17.7
No Further Use of Certain Know-How.  Licensor agrees to discontinue the use of all Know-How provided by Licensee and the use of all Know-How developed by Licensee that is inseparable from the Know-How provided by Licensor, and to return the same, together with all copies it has made thereof, to Licensee promptly upon termination or expiration of this Agreement.

18.	Government Approval of This Agreement.

18.1
Government Approval, Generally.  It shall be the responsibility of Licensee, at its sole effort and expense, to obtain all approvals of this Agreement by any and all government and similar authorities in the Territory, including any and all subdivisions thereof, that may be necessary to fully effectuate and validate this Agreement throughout the Territory.  Licensee agrees that it shall be solely responsible for payment of any and all application fees, license fees, certification fees, attorneys' fees, taxes, and all other costs and expenses incurred in obtaining any and all such approvals.  Licensor shall provide reasonable cooperation with Licensee in the Licensee's efforts to obtain all such approvals, at no out-of-pocket cost to Licensor.  No later than promptly after the Execution Date, Licensee shall, by written communication to Licensor, identify each such authority whose approval is necessary.  Licensor and Licensee hereby authorize one another to insert, into their respective copies of this Agreement, as the Effective Date, the date at which the latest of the necessary approvals and/or certifications has been issued, as shown in the respective documents.  Except as may be specified in Section 18.2, in the event this Agreement is not fully approved, and a true copy of the certificate or other document of each such authority granting such approval is not furnished by Licensee to Licensor within sixty (60) days after the Execution Date, then Licensor's execution of this Agreement shall, in the absence of Licensor's written extension, thereafter be deemed void and of no effect, and neither party shall have any right or obligation to the other under or in respect to this Agreement.

18.2
Government Mandated Amendments to this Agreement.  In the event that any governmental or similar authority requires that this Agreement be amended in any respect as a precondition for approval or exemption, Licensor and Licensee shall use their best efforts promptly to negotiate an amendment to this Agreement, in the manner and of the scope described in Section 20.6, which is satisfactory to such authority.  Notwithstanding the provisions of Section 20.5, in the absence of an extension agreed to by Licensor and Licensee, should such amendment not be reached within sixty (60) days after the authority notifies Licensee or Licensor of the need for such amendment, this Agreement shall terminate, and neither party shall be entitled to any damages from the other as a result of such termination.  The time limitation of Section 18.1 shall be extended in accordance with this Section 18.2.

19.	Payments, Conversion, and Taxes.

19.1
Payments Net.  All payments required hereunder shall be net to Licensor at the full percentages and amounts specified.  All taxes, fees, and other expenses incurred in connection with conversion and/or transmittal of funds, except only income taxes payable by Licensor, and all approvals and other formalities required in respect to any such activities, shall be the sole and exclusive responsibility of Licensee and shall be dealt with diligently and at Licensee's sole expense.  All payments shall be made by check or wire-transfer to the account most recently designated by Licensor (from time to time) and shall be made in United States Dollars.

19.2
Conversion.  In the case of Royalty Payments, any currency conversion shall be at the rate of exchange published in the Wall Street Journal, or the rate published for major currency transactions by the largest bank in the country of Licensee's head office, for the last day of the Calendar Quarter or Calendar Year for which payment is required.  With respect to all other payments, the rate shall be that rate published on the invoice date.  Licensee shall accompany each payment with a copy of the publication on which conversion was based, together with an English translation, if not in English.

19.3
Taxes.  Should Licensee at any time be required by law to withhold and pay a tax levied against Licensor for any Royalty Payment to Licensor, Licensee shall remit to Licensor the balance for any Calendar Quarter (or Calendar Year) after deduction of such tax, and shall forward to Licensor a tax receipt indicating the amount of any such tax withheld during each such Calendar Quarter (or Calendar Year) in such a form as might be required by the United States government.

20.	Miscellaneous.

20.1
Independent Contractors.  Licensee and Licensor are independent contractors, and nothing in this Agreement shall create or be deemed to create any relationship of agency, partnership, or joint venture between them.  Neither party is authorized to incur debt or other obligations of any kind on behalf of the other, except as may be specifically authorized in writing, and neither party shall be liable for any debts, accounts, obligations, or other liabilities of the other party or of the agents or employees of the other party.  In the absence of prior, written, specific authorization, neither party may represent the other, nor purport to represent the other, in any manner or to any extent whatsoever, in any judicial, governmental, or quasi-governmental inquiry, investigation, hearing or proceeding, or in any arbitration.

20.2
Resolution of Duties, Governing Law, and Forum Selection. The parties shall endeavor to resolve all disputes, controversies and claims arising out of or relating to this Agreement on an amicable basis and in a diligent manner.  This Agreement will be governed by and interpreted in accordance with the laws of the State of California, without reference to its conflict of laws principles.  All disputes arising out of this Agreement are subject to the exclusive jurisdiction of the state and federal courts located in Orange County, California, and the parties hereby submit to the personal jurisdiction and venue of these courts.

20.3
Assignment and Sublicense Without Consent Prohibited.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party shall assign or sublicense any of its rights, obligations, or privileges (by operation of law or otherwise) hereunder without the prior written consent of the other party, which consent will not be unreasonably withheld.  Notwithstanding the foregoing, however, (i) either party may assign this Agreement to a successor in interest (or its equivalent) of all or substantially all of its relevant assets, whether by sale, merger, or otherwise, except in the case of insolvency by either the Licensor or Licensee as set forth in Sections 16.5 and 16.6, in which case, prior written consent of the other party is required; (ii) Licensor (and any assignee of Licensor) may assign this Agreement to any of its Affiliates; and (iii) Licensee may sublicense the use of any of the Licensor Marks to any contract packer or producer/packager it may use in the manner and to the extent herein specified.  Any attempted assignment or sublicense in violation of this section will be void.

20.4
Good Faith and Fair Dealing.  Each party shall, at all times, deal fairly and in good faith with respect to the other in the conduct of each aspect of its business that reasonably relates to this Agreement.

20.5
Severability of this Agreement.  Subject to the provisions of Section 20.6, the invalidity of any provision or obligation hereunder or the contravention thereby of any laws shall not relieve either party of the advantages of any other provision of this Agreement.

20.6
Government Action Substantially Affecting this Agreement.  In the event that a court of competent jurisdiction or a cognizant governmental or quasi-governmental authority or agency renders any decision or implements any law or restriction which operate to frustrate any material aspect of the intent of this Agreement, the parties hereto shall, in good faith, attempt diligently to negotiate an amendment hereto that nevertheless returns the scope and effect of this Agreement as nearly as possible to that expressed herein just prior to such occurrence.  In particular, Licensee expressly recognizes an obligation, in the event that Royalty Payments already due to Licensor or other rights afforded to Licensor hereunder is or are blocked by any such occurrence, to so far as legally possible place Licensor in the same financial position as it would have been under this Agreement had such not occurred.  In the event that Licensee or that portion of the business of Licensee to which this Agreement pertains is nationalized, expropriated, or otherwise taken over or managed by the government of the Territory, Extended Territory, or of any political subdivision thereof or by any department or agency thereof, or if the government of the country of Licensee's head office, and/or its policy, changes in such substantial fashion that Licensee's ability to fully perform its obligations hereunder are reasonably drawn into question, or if the country of Licensee's head office comes under the control of another country or external governmental entity, in any such event Licensor shall have the right, at its option, to terminate this Agreement.

20.7
Force Majeure.  Neither party shall be liable for any delays or failures to perform any of its obligations hereunder due to any causes or contingencies which are not reasonably foreseeable and are beyond the party's reasonable control, including but not limited to fires, accidents, acts of God, and war.  However, if any such force majeure shall continue for a period of three (3) months, Licensor shall thereafter have the right to terminate this Agreement by giving notice of termination to Licensee referring to this Section 20.7.

20.8
Waiver and Amendment.  No rights, conditions, or obligations granted or required under this Agreement shall be considered as having been waived or amended unless specifically so stated in writing and signed by both parties.  The waiver by a party or any default of the other party shall not be deemed to be a waiver of any subsequent default or other default of such party.

20.9
Prior and Contemporaneous Agreements Superseded.  This Agreement wholly supersedes and renders void for all purposes any and all prior and contemporaneous agreements, understandings, and discussions between the parties with respect to the subject matter hereof in connection with Licensed Products bearing the Licensor Marks as set forth in Exhibit A.  Any addition, deletion or modification affecting this Agreement shall be effective only if reduced to writing and signed by both parties.

20.10
English Language Version of this Agreement Governs.  This Agreement shall be executed in the English language.  In the event this Agreement is translated into any language other than English and is subsequently executed by Licensor and Licensee, the parties hereto agree that this Agreement shall be governed by the English version.

20.11	Notices. Notices shall be sent as follows:

If to Licensor:

Jugular, Inc.
c/o Mr. Michael Lajtay
18685 Main Street, Suite 101
Huntington Beach, California 92648

If to Licensee:

Gamma Pharmaceuticals, Inc.
c/o Joe Cunningham
800 N. Rainbow Blvd.
Las Vegas, Nevada 89107.

IN WITNESS WHEREOF, the parties hereto, by signature below of their respective authorized representatives, have caused this Agreement to be duly executed as of the latter of the dates herein below written.  Licensee recognizes that this agreement is subject to Licensor management and board approval.  Licensor recognizes that this agreement is subject to Licensee management and board approval.  Licensor makes no representation that such approval will be forthcoming, but agrees to make every effort to secure such approval.  Licensee makes no representation that such approval will be forthcoming, but agrees to make every effort to secure such approval.

Licensor                                                                Licensee

By: /s/Michael Lajtay                                                                           By: /s/Peter Cunningham

Print Name: Michael Lajtay                                                                           Print Name: Peter Cunningham

Title: President                                                                           Title: CEO

EXHIBIT A

LICENSED PRODUCTS AND ROYALTY RATES

Licensed Products:

Category I Products

1.	Fast dissolving oral strips. Packages of 24 strips or equivalent or multiple packages. Annual unit forecast (Year 1) 958,975 units.

2.	Fast dissolving oral gel. Packages of 20mg or equivalent or multiple packages. Annual unit forecast (Year 1) 550,106 units.

Category II Products

1.	Hand Sanitizers. Gelotions in 20ml, 60ml, and 200ml packages.

2.	Lip Balm. Moisturizers with and without sunscreen, antiseptics, and healing ingredients.

3.	Antiseptic Creams/Gels. For “Road Rash” and other applications as determined by the product development process.

4.	Sunscreen. Moisturizers and bronzers in 30g and 80g packages.

5.	Supplements in various combinations of vitamins, minerals, and other nutritional supplements.

a.	Gelicreams. Endurance, altitude, and climbing in 17g, 30g, and 80g packages.

b.	Gelibites. Endurance, altitude, and climbing in sizes determined by the product development process.

Royalty Rates:

Category I Products:  The Royalty Rate for Category I Products shall be 1.5%.  After August 5, 2011, the Category I Products Royalty Rate shall be decreased from 1.5% to 1.1%.

Category II Products:  The Royalty Rate for Category II Products shall be 1.1%.

NOTE: Technical specifications to be kept on file by Licensee.